Exhibit 99.1

Phio Pharmaceuticals Reports Third Quarter 2025 Financial Results and Provides Business Update

Clinical trial has advanced to Fifth and Final Cohort at Maximum Dose of INSTASYL PH-762 in Skin Cancer Trial

Positive Pathology Results at Maximum Dose: 100% Tumor Clearance (Complete Response) in One Patient, Greater than 90% (Near Complete Response) in Second Patient, Greater than 50% (Partial Response) in Third Patient

Safety Monitoring Committee Issues Favorable Review of Safety Data at Maximum Dose of INTASYL PH-762

Warrant Inducement Financing in November 2025 for Expected Net Proceeds Totaling Approximately $12.1 million, Extending Cash Runway into First Half 2027

KING OF PRUSSIA, PA-(Newsfile Corp.-November 13, 2025) — Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage biopharmaceutical company developing therapeutics using its proprietary INTASYL® siRNA gene silencing technology to eliminate cancer. Phio today reported its financial results for the quarter ended September 30, 2025 and provided a business update.

Recent Corporate Updates

PH-762 Clinical Progress

Phio's ongoing Phase 1b dose escalation clinical trial (NCT 06014086) is designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in Stages 1, 2 and 4 cutaneous squamous cell carcinoma (cSCC), Stage 4 melanoma, and Stage 4 Merkel cell carcinoma. Per the trial’s protocol, patients receive four injections of PH-762 at weekly intervals and pathologic response is assessed on day 36 after the initial injection of PH-762. To date, pathologic results for the fifth and final cohort were as follows: 100% tumor clearance in one of three patients, > 90% clearance in the second patient, and > 50% clearance in the third patient at Day 36.

To date, a total of 18 patients with cutaneous carcinomas have completed treatment across five dose escalating cohorts in the Phase 1b trial. The cumulative pathologic response in 16 patients with cSCC include six with a complete response (100% clearance), two with a near complete response (> 90% clearance) and two with a partial response (> 50% clearance). A single patient with metastatic Merkel cell carcinoma had a partial response (> 50% clearance). Six patients with cSCC and one patient with metastatic melanoma had a pathologic non-response (< 50% clearance). No patients in the study, however, exhibited clinical progression of disease.

To date, there were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in the patients receiving intratumoral PH-762 in this trial. Moreover, PH-762 has been well tolerated in all enrolled patients in each escalating dose cohort. Phio may continue to screen and treat additional patients as part of the fifth cohort.

In July 2025, the Company entered into a comprehensive drug substance development services agreement with a U.S. manufacturing company pursuant to which the manufacturer will provide analytical and process development and cGMP manufacture of Phio's lead development compound, PH-762.

Scientific and Investor Presentations

In September 2025, Phio delivered podium presentations for its INTASYL self-delivering siRNA technology at the Wainwright Global Investment Conference and the Life Sciences PA Life Sciences Future Conference.  The Company presented its Phase 1b clinical trial results to date. The Company also delivered virtual presentations on its INTASYL compounds PH-762 and PH-894 in October 2025 at the Renmark Video Non Deal Roadshow. A poster highlighting an update on the ongoing clinical study for PH-762 was presented at the Society for Immunotherapy of Cancer (SITC) meeting in National Harbor, MD.  In addition, a podium presentation entitled “Synthesized INTASYL siRNA Technology Downregulating Gene Expression” will be held at the Advanced Therapies USA conference 2025 in Philadelphia, PA.

Warrant Inducements

On July 25, 2025, the Company entered into warrant inducement agreements with certain holders of certain of the Company’s existing common stock warrants to exercise such warrants for an aggregate of 928,596 shares of the Company’s common stock. In consideration for the exercise of such warrants and the payment of an additional $0.125 per new warrant, the Company agreed to issue to such holders new unregistered common stock warrants to purchase an aggregate of up to 1,857,192 shares of common stock with an exercise price of $2.485 per share. In connection with this financing, the Company raised approximately $2.1 million after expenses.

On November 3, 2025, the Company entered into warrant inducement agreements with certain holders of certain of the Company’s existing common stock warrants to exercise such warrants for an aggregate of 5,663,182 shares of the Company’s common stock. In consideration for the exercise of such warrants and the payment of an additional $0.125 per new warrant, the Company agreed to issue to such holders new unregistered common stock warrants to purchase an aggregate of up to 11,326,364 shares of common stock with an exercise price of $2.05 per share. In connection with this financing, the Company expects to raise approximately $12.1 million, of which $11.5 million has been received by the Company, with the remainder expected by November 18, 2025.

Third Quarter 2025 Financial Results

Cash Position

At September 30, 2025, the Company had cash and cash equivalents of approximately $10.7 million as compared with approximately $5.4 million at December 31, 2024.

As of the date of this release, the Company had estimated cash and cash equivalents of approximately $21.3 million, which is projected to sustain operations into the first half of 2027.

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2025 were $1.2 million compared to $0.6 million for the same period in 2024. The increase in research and development expenses was primarily driven by higher clinical trial costs and chemistry, manufacturing and controls (CMC) costs in connection with advancing our PH-762 program, as well as an increase in R&D employee personnel-related costs.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2025 were $1.3 million compared to $0.9 million for the same period in 2024. The increase in general and administrative expenses was primarily driven by an increase in outsourced professional fees related to accounting and legal services as well as employee stock compensation expense.

Net Loss

Net loss was $2.4 million for the three months ended September 30, 2025 compared with $1.5 million for the same period in 2024. The increase in net loss was due to the changes in research and development and general and administrative expenses as described above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The ongoing Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma, and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, the potential for PH-762 to present a viable non-surgical alternative for skin cancer, expectations regarding timing of enrollment, the expectations that we have sufficient capital to complete the treatment phase of our ongoing Phase 1b clinical trial, our expected cash runway, and statements regarding our clinical strategy, development plans and timelines and other future events.

 These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, results from our preclinical and clinical activities, our ability to execute on business strategies, the timing or likelihood of regulatory filings and approvals, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2025	2024

Operating expenses:
Research and development	$1,181	$644
General and administrative	1,324	946
Total operating expenses	2,505	1,590
Operating loss	(2,505)	(1,590)
Interest income (expense), net	113	66
Net loss	$(2,392)	$(1,524)
Basic and diluted	$(0.44)	$(1.54)
Weighted average number of common shares outstanding
Basic and diluted	5,468,584	990,033

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	September 30,	December 31,
ASSETS	2025	2024
Current assets:
Cash and cash equivalents	$10,705	$5,382
Prepaid expenses and other current assets	788	354
Total current assets	11,493	5,736
Right of use asset, net
Property and equipment, net	12	2
Other assets
Total assets	$11,505	$5,738

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$516	$253
Accrued expenses	1,150	762
Lease liability
Total liabilities	1,666	1,015
Commitments and contingencies
Stockholders' equity:
Series D Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 0 issued and outstanding at each of September 30, 2025 and December 31, 2024	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 4,798,154 and 1,733,717 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	1	-
Additional paid-in capital	162,521	151,079
Accumulated deficit	(152,683)	(146,356)
Total stockholders' equity	9,839	4,723
Total liabilities and stockholders' equity	$11,505	$5,738

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